NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

apollomed

APOLLO MEDICAL HOLDINGS, INC.

CUSIP NO. 03763A 20 7

SHARES

AUTHORIZED COMMON STOCK: 100,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

SPECIMEN

Is The Record Holder Of

Shares of APOLLO MEDICAL HOLDINGS, INC. Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Warren Hosseinion
CHIEF EXECUTIVE OFFICER

SECRETARY

APOLLO MEDICAL HOLDINGS, INC.
CORPORATE
Seal
DELAWARE

OTC STOCK TRANSFER INC. *SALT LAKE CITY, UTAH*

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature